Exhibit 99.1

FOR IMMEDIATE RELEASE
Max & Erma’s Restaurants, Inc.	For Further Information Contact:
NASDAQ: MAXE	William C. Niegsch, Jr.
Exec. Vice President & Chief Financial Officer
December 18, 2007	(614) 431-5800
www.maxandermas.com
MAX & ERMA’S RECEIVES NASDAQ NOTICE
Columbus, Ohio, December 18, 2007 — Max & Erma’s Restaurants, Inc. (Nasdaq/GM: MAXE) announced today that on December 13, 2007, it received a NASDAQ Deficiency Letter from The NASDAQ Stock Market informing the Company that the Company has not maintained a minimum market value of publicly held shares (“MVPHS”) (i.e., the Company’s total shares outstanding less any shares held by officers, directors or 10% beneficial owners) of $5,000,000 as required for continued listing on the NASDAQ Global Market under Marketplace Rule 4450(a)(2).
In accordance with Marketplace Rule 4450(e)(1), NASDAQ has granted the Company 90 calendar days, or until March 12, 2008, to regain compliance if the MVPHS of the Company’s common stock is $5,000,000 or greater for a minimum of 10 consecutive trading days. If compliance is not demonstrated by March 12, 2008, the NASDAQ Staff will provide written notification that the Company’s common stock will be delisted.
The Company is currently evaluating its alternatives to resolve the listing deficiency. If the Company does not resolve the listing deficiency, the Company may apply to transfer its common stock to the NASDAQ Capital Market. In order to transfer to the NASDAQ Capital Market, the Company must satisfy the continued inclusion requirements for that market set forth in Marketplace Rule 4310(c). The Company is currently in compliance with the listing standards of the NASDAQ Capital Market. If the Company submits a transfer application and pays the applicable listing fees by March 12, 2008, the initiation of the delisting proceedings will be stayed pending the NASDAQ Staff’s review of the application.
About Max & Erma’s
As of December 18, 2007, Max & Erma’s owns and operates 80 casual dining full-service restaurants in Akron, Canton, Columbus, Cleveland, Cincinnati, Dayton, Niles, and Toledo, Ohio; Indianapolis, Indiana; Detroit, Ann Arbor, Grand Rapids, and Lansing, Michigan; Pittsburgh and Erie, Pennsylvania; Lexington, Louisville, and Crestview Hills, Kentucky; Chicago, Illinois; Charlotte, North Carolina; Atlanta, Georgia; Virginia Beach and Norfolk, Virginia. The Company also currently franchises 24 restaurants in Cleveland, Columbus, Cincinnati, Wilmington, Chillicothe, Dayton, Findlay, and Sandusky, Ohio; St. Louis,

Missouri; Philadelphia, Pennsylvania; Detroit, Michigan; Edinburgh, Evansville, Seymour, and Mishawaka, Indiana; Myrtle Beach, South Carolina; Richmond, Norfolk and Virginia Beach, Virginia; and Huntington, West Virginia. The Company’s common shares are traded on the NASDAQ Global Market under the symbol MAXE.

This release includes “forward-looking” information statements, as defined in the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s listing on NASDAQ. The Cautionary statements regularly filed by the Company in its most recent annual report to the Securities and Exchange Commission on Form 10-K and its Quarterly Reports to the SEC on Forms 10-Q are incorporated herein by reference. Investors are specifically referred to such Cautionary statements for a discussion of factors which could affect the Company’s operations and forward-looking statements made in this communication.